Exhibit 10.29

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between William Dow (“Executive”) and Aksys, Ltd. (the “Company”), a Delaware corporation.

RECITALS

WHEREAS Executive has been employed by the Company as its President and Chief Executive Officer;

WHEREAS Executive and the Company have entered into a Severance, Confidentiality, and Post-Employment Restrictions Agreement dated October 4, 1999 (the “Severance Agreement”);

WHEREAS Executive has resigned as the Company’s President and Chief Executive Officer, and as a member of the Company’s Board of Directors, effective March 30, 2006;

WHEREAS Executive and the Company have decided that Executive’s employment shall terminate, effective as of April 30, 2006;

WHEREAS the Company and Executive have agreed to enter into this Agreement, which shall supersede and replace certain provisions of Executive’s Severance Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.             Resignation as Officer and Director. Executive resigned as the Company’s President and CEO, and from his position on the Company’s Board of Directors, effective on March 30, 2006. Executive hereby confirms that he has no disagreement with the Company, its management or the Board of Directors regarding (i) any of the Company’s operations, policies or practices, as contemplated by Item 5.02(a) of the Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, or (ii) any other matter including the transactions contemplated by that certain Securities Purchase Agreement, dated as of March 31, 2006 (the “Purchase Agreement”), by and between the Company and Durus Life Sciences Master Fund Ltd. (“Durus”) and the other Transaction Documents (as defined in the Purchase Agreement). Executive further agrees not to publicly make or publish and to instruct his agents, affiliates and associates not to publicly make or publish, or instigate, assist or participate in the making or publication of, any remarks, comments or statements, orally, in writing or otherwise, regarding the Company, the Board of Directors, the Company’s management, Durus or anyone affiliated or associated with Durus, which remarks, comments or statements call into question or impugn the character, honesty, integrity, morality, business acumen or abilities of the organization(s) or person(s) that may be the subject of such remarks, comments or statements. Executive understands that by entering into this Agreement, the Company and Durus likewise will not publicly make or publish, or instigate, assist or participate in the making or publication of, any remarks, comments or statements, orally, in writing or otherwise, which call into question or impugn Executive’s character, honesty, integrity, morality, business acumen or abilities. Notwithstanding the foregoing, Executive acknowledges and agrees that neither Executive, the Company nor Durus shall be precluded from producing documents or other information or providing truthful testimony in response to a subpoena, court order, regulatory request or other legal process that Executive, the Company or Durus, as the case may be, believe in good faith to be valid.

Executive further confirms that he is not aware of, and has no knowledge of, any facts or circumstances that may reasonably give rise to, or serve as the basis for, any claims, actions or causes of action of any kind or nature, whether direct or indirect, by Executive (or anyone affiliated or associated with Executive personally or professionally) against the Company, the Board of Directors, the Company’s management, Durus or anyone affiliated or associated with Durus (whether in connection with the Company’s normal business and operations or any other matter including the transactions contemplated by the Purchase Agreement and the other Transaction Documents), including any claims that Executive may have for compensation or benefits from the Company, except for (i) payments or benefits specifically provided to Executive herein; (ii) rights to indemnification that Executive may have as a former officer of the Company and member of the Company’s Board of Directors under the Company’s Certificate of Incorporation and Bylaws, the General Corporation Law of the State of Delaware, as amended, and pursuant to the terms and conditions of that certain Indemnification Agreement between the Company and Executive; and (iii) any rights that Executive may have under the Company’s Directors and Officers Liability Insurance policies from time to time in effect that are applicable to Executives service as an officer and member of the Board of Directors.

2.             Termination of Employment. Executive’s employment with the Company shall continue until April 30, 2006. Executive shall continue to receive his base salary and employee benefits, as currently enrolled, through the Separation Date. As of the Separation Date, Executive shall receive his final paycheck, and all benefits and perquisites of employment shall cease, except as otherwise provided in this Agreement.

3.             Severance Payments. In exchange for the covenants provided in this Agreement, the Company shall provide Executive with the following severance payments:

(a)           A lump sum payment equal to $368,000.00, less applicable taxes and withholdings; and

(b)           A lump sum payment equal to $15,300, less applicable taxes and withholdings, which Executive may use to pay for any insurance premiums that he incurs as a result of his election to continue his health insurance coverage under COBRA;

Executive acknowledges and agrees that the foregoing payments exceed the amount to which he would otherwise be entitled, and that they fully satisfy and discharge any deferred compensation or other payment obligations to Executive. The severance payments described in subsections (a)-(b) above shall be paid to Executive within ten (10) days following the later of April 30, 2006, or the date this Agreement and a Consulting Agreement between the Executive and the Company are effective (the “Separation Date”), provided Executive does not revoke this Agreement pursuant to Section 5(c) below. Executive understands and agrees that his receipt of the severance payments described in subsections (a)-(b) above is contingent upon his continued compliance with his obligations under Sections 6(a)-(c) below (and the sections of the Severance Agreement referenced therein). Executive further understands and agrees the severance payments described in subsections (a)-(b) above shall be provided in lieu of any amounts to which he is entitled under Section 2 of the Severance Agreement or any other severance policy or practice of the Company, and that he shall not be entitled to any other severance payments or benefits or other compensation from the Company following the Separation Date (including but not limited to any payments or bonuses under any employee bonus or retention plan maintained by the Company). Notwithstanding the foregoing, Executive acknowledges that, following the Separation Date, he shall perform certain consulting services for the Company under the terms of a Consulting Agreement between him and the Company dated April 30, 2006 (the “Consulting Agreement”), and shall be compensated for such services, as set forth in that Consulting Agreement.

4.             General Release of Claims. In consideration of the severance payments described in Section 3 above, Executive, on behalf of himself and his heirs, successors and assigns, hereby releases, discharges and covenants not to sue the Company, its subsidiaries, divisions, parent and/or affiliated companies, and each of their current and former directors, officers, shareholders, agents, investors, employees, attorneys, heirs, assigns, predecessors and successors (the “Released Parties”) from or for all claims of any kind, known and unknown, which he may now have or has ever had against any of them, or arising out of his relationship with any of them, including any claims arising from or related to (1) his employment or the termination thereof by Company (including any claims for any severance payments or other compensation under the Severance Agreement), or (2) any transactions, occurrences, acts or omissions by the Released Parties, or any of them, occurring prior to his execution of this Agreement, whether such claims are based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (the “Released Claims”). Without limiting the foregoing, the Released Claims shall include but not be limited to any claims alleging violations of any federal or state employment discrimination law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, the Illinois Human Rights Act, as well as claims arising out of or related to any alleged violations of state and federal wage and hour laws, all common law and statutory claims, including without limitation, breach of contract, fraud, violation of public policy, unfair competition and business practices, defamation, infliction of emotional distress, invasion of privacy, wrongful termination, or any other state or federal law, rule, or regulation, and any claims for attorneys’ fees and costs. The Released Claims also specifically cover both known and unknown claims and Executive, therefore, waives his rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this Agreement. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

5.             Release of Age Discrimination Claims. Executive further acknowledges and agrees he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act and that: (a) he has been given an opportunity to consider fully the terms of this Agreement for twenty-one (21) days, although he is not required to wait twenty-one (21) days before signing this Agreement; (b) he has been advised to consult with an attorney of his own choosing before signing this Agreement; and (c) he understands he may revoke this Agreement within seven (7) days of signing it, provided however, that he shall not be entitled to the severance payments and benefits described in Section 3 above if he revokes this Agreement.

6.             Termination Obligations.

(a)           Confidential Information, Intellectual Property. Executive acknowledges and agrees that the provisions of Sections 4-7 of the Severance Agreement shall remain in effect following the Separation Date, and that he shall comply with, and continue to be bound by, those provisions following the Separation Date.

(b)           Noncompetition and Nonsolicitation. Executive agrees that he shall comply with, and be bound by, the non-competition and non-solicitation restrictions set forth in Sections 1(a) and 3 of the Severance Agreement for a period of one year following the Separation Date (which period shall constitute the “Non-Competition Period,” as that term is used in the Severance Agreement).

(c)           Cooperation. Following the Separation Date, Executive agrees he will cooperate with the Company in its investigation or defense of any other legal proceeding, investigation, or action that pertains in any manner to his employment with the Company and/or his actions or omissions as a Company employee, including but not limited to appearing as a witness in connection with any administrative proceeding, investigation, or litigation without requiring a subpoena and being available to provide information to and/or answer questions from the Company and its counsel in connection with any administrative proceeding, investigation or litigation. Executive further agrees that he will cooperate with and assist the Company with its efforts to obtain, perfect, establish or otherwise protect its intellectual property rights, including but not limited to signing and delivering to the Company any documents that may be needed to secure patents on any of the Company’s inventions or developments and taking any other actions that may be necessary to secure patents for the Company’s inventions and developments.

7.             Arbitration. Executive and the Company agree that any dispute, controversy or claim between them regarding the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) once executed shall be resolved by arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Arbitration of Arbitrable Claims shall be in accordance with then current Commercial Arbitration Rules of AAA, as amended. A neutral arbitrator shall be jointly chosen by the parties from a list of AAA arbitrators, and any hearings shall be held in or around Lincolnshire, Illinois. The fees and costs of the arbitration and administrative fees, except for attorneys’ fees, shall be borne equally by the parties. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, Arbitrable Claims shall not include any claims that may arise or relate to violations of Sections 6(a)-(b) of this Agreement (or the sections of the Severance Agreement referenced therein), and the parties shall have the right to obtain provisional, injunctive, or other relief from a court of competent jurisdiction for any such claims or controversies. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

8.             Assignment; Successors and Assigns. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall his rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any affiliate of the Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties, the Released Parties, and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

9.             Entire Agreement. The terms of this Agreement are intended by the parties to be in the final expression of their agreement with respect to the retention of Executive by the Company and fully supersedes any prior or contemporaneous agreement between the parties with respect to the subject matter herein, except to the extent the provisions of such agreement have been expressly referred to in this Agreement as having continued effect. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. Notwithstanding the foregoing, this Agreement shall not supersede or replace, and shall not have any effect on any of the statements, representations, or covenants contained in (a) Consultant’s letter of resignation from the Company’s Board of Directors dated March 30, 2006 (the “Director Resignation Letter”), (b) the Officer Resignation Letter and (c) the Consulting Agreement. In addition, this Agreement shall not supersede or replace, and shall not have any effect on any of the statements, representations, or covenants contained in Sections 1(a), 3, and 4-7 of the Severance Agreement; provided, however, that all other provisions in the Severance Agreement shall be superseded and replaced by this Agreement. To the extent that there is any inconsistency between the terms of this Agreement and the terms of the Severance Agreement, the terms of this Agreement shall govern.

10.           Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by a duly authorized representative of the Company and Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11.           Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections 6(a)-(b) (and the sections of the Severance Agreement referenced therein) shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by Executive anywhere throughout the world, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

12.           Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Illinois.

13.           Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Sections 6(a)-(b) (and the sections of the Severance Agreement referenced therein), the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law. Executive expressly acknowledges and agrees that the restrictions contained in Sections 6(a)-(b) (and the sections of the Severance Agreement referenced therein) of this Agreement do not preclude him from earning a livelihood, nor do they unreasonably impose limitations on his ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement of Sections 6(a)-(b) (and the sections of the Severance Agreement referenced therein) outweighs any harm to the Executive of its enforcement of such Sections by injunction or otherwise.

14.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

The parties have duly executed this Agreement as of the date first written below.

EXECUTIVE:

/s/ William C. Dow		Date:	May 4, 2006
William Dow

COMPANY:

Aksys, Ltd.

By:	/s/ Laurence P. Birch	Date:	May 4, 2006

Name:

Title: